UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under 240.14a-12

BRIGHTHOUSE FUNDS TRUST I

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Brighthouse Funds Trust I and Brighthouse Funds Trust II Proxy Mailing

Impacting Variable Annuity and Variable Life Clients

Clients invested in one or more series of Brighthouse Funds Trust I (BHFT I) and/or Brighthouse Funds Trust II (BHFT II) (the “Portfolios”) at the close of business on March 23, 2026, will be asked to vote on four proposals, as detailed in a proxy package which we expect to begin mailing on April 9, 2026.

The proxy package will include a proxy statement describing the proposals and voting instructions as well as a voting card and a business reply envelope. Client votes must be received no later than June 5, 2026. Voting may be completed via the internet, phone, mail, or during the virtual meeting held on that date.

Proxy Statement

The four proposals are briefly described below:

•

New investment management agreements (because the existing agreements will terminate upon the consummation of the proposed merger of Brighthouse Financial, Inc with an affiliate of Aquarian Capital, LLC)

•

New sub-advisory agreements for certain Portfolios (because the existing agreements will terminate upon the consummation of the proposed merger of Brighthouse Financial, Inc with an affiliate of Aquarian Capital, LLC)

•	Increased flexibility in entering into and materially amending subadvisory agreements with affiliated subadvisers
•	Reclassification of the diversification status of certain large-cap Portfolios from “diversified” to “non-diversified”

Impacted Products and Portfolios appear below:

Impacted Variable Annuity and Variable Life Products

Impacted Trusts/Portfolios

Information regarding the proposals, including the participants in the solicitation of proxies and a description of their direct or indirect interests, by security holdings or otherwise, is contained in the proxy materials that have been filed with the Securities and Exchange Commission (“SEC”) and are publicly available. Shareholders should read the proxy statement because it contains important information. The proxy statement is expected to be mailed to shareholders of record and be available at https://dfinview.com/BHFT beginning on or about April 9, 2026. Shareholders are also able to access the proxy statement, and any other relevant documents, for free on the SEC’s website at www.sec.gov.